Exhibit 99.1

Sunrise & Health Care REIT Agreement Q&A

August 2012

Q. What did Sunrise announce today?

A. Sunrise announced that it has reached an agreement with Health Care REIT to acquire the company for $14.50 per share. As part this transaction, Health Care REIT will assume ownership of the real estate currently owned by Sunrise (our communities) and we expect that Sunrise will become an operations-only company that looks nearly the same as it does today for team members. Importantly, this transaction should have virtually no impact on Sunrise’s day-to-day operations.

Q. What does this announcement mean for my job and this community?

A. Your job does not change as a result of this announcement or during the transaction period. We expect very little, if any, changes to the company and community operations as a result of this announcement. We must continue to provide the highest quality of care and service to our residents, their families and each other.

Q. Why was the decision made to be acquired by Health Care REIT and become a stand-alone operations company? Why does this make sense for Sunrise?

A. This announcement is a very positive step forward for Sunrise. It provides very attractive value for our shareholders and our operations going forward will be supported by a very well capitalized organization that shares our unwavering commitment to provide the highest quality of care to our residents. The transaction is recognition of the great value our team has built in our communities.

Q. What are the next steps in this process?

A. This transaction must be approved by Sunrise’s shareholders before it can close. It is expected that the closing will take place in the first half of 2013, subject to normal closing conditions.

Q. How do we reassure our residents and their families that this announcement does not affect them?

A. It is important that you, your residents and families understand that this transaction does not affect Sunrise’s commitment to providing them with the best possible home. In fact, they should experience little to no change in the communities as a result of this announcement. They should expect the same level of superior service, care and integrity they have come to rely on from Sunrise.

Q. What do we tell prospective residents and referral sources if they are concerned about this announcement?

A. The reason Sunrise was sought out to be a part of this transaction was because of our sector-leading reputation as well as the high standards of care and service upheld in all of our more than 300 communities. We expect this to continue. In its 30-year history, Sunrise has operated successfully both as a public and private company, and we will continue to work each day to fulfill our mission of championing the quality of life for all seniors.

Q. What does this mean to Sunrise team members who may own stock?

A. It is expected that stock options or restricted stock will vest at the close of this transaction. Upon closing of the transaction, Sunrise shares will be converted into $14.50 per share in cash. Shareholders will receive communications on this process from the financial services firm that manages their stock.

Q. Does the current Sunrise management team expect to stay in place as a result of this announcement?

A. Yes. It is expected that the current Sunrise management team will stay in place during this transaction process. As a management company, Sunrise’s leaders will focus on improving the day-to-day operations at Sunrise, and impacting even more seniors through our best-in-class approach to care.

Q. What if the media or an investor calls my community about this announcement?

A. Members of the media and/or investors should be directed to your executive director or director of Operations who should then notify Corporate Communications. They will manage the inquiry on behalf of the company.

Q. Who do we call if we have any questions? Where do we go for more information?

A. Questions should be directed initially to your community’s executive director, department head or team leaders. Additionally, team members may ask questions by emailing Corporate Communications and we will do our best to respond to as many questions as possible through a variety of channels including conference calls, e-mails and the Weekly e-Bulletin.